Exhibit 10.1

FIRST AMENDMENT

TO

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

GLADSTONE LAND LIMITED PARTNERSHIP

THIS FIRST AMENDMENT (this “Amendment”) to the FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF GLADSTONE LAND LIMITED PARTNERSHIP (the “Partnership”) is made and entered into to be effective as of August 10, 2016. Capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 7, 2014 (“Partnership Agreement”).

W I T N E S S E T H:

WHEREAS, the Certificate of Limited Partnership of the Partnership was filed in the office of the Secretary of State of the State of Delaware on December 31, 2003;

WHEREAS, Gladstone Land Partners, LLC, a Delaware limited liability company (the “General Partner”), is the sole general partner of the Partnership;

WHEREAS, Gladstone Land Corporation, a Maryland corporation (the “Parent”), is the sole member of the General Partner;

WHEREAS, pursuant to Section 4.03 of the Partnership Agreement, the General Partner is permitted to cause the Partnership to issue additional Partnership Units, for any Partnership purpose, at any time or from time to time, to the Partners (including the Parent) or to other Persons, for such consideration and on such terms and conditions as shall be established by the General Partner and such additional Partnership Units may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative participating, optional or other special rights, powers and duties as shall be determined by the General Partner and set forth in a written document thereafter attached to and made an exhibit to the Partnership Agreement (a “Partnership Unit Designation”);

WHEREAS, pursuant to Section 15.15 of the Partnership Agreement, the Partnership Agreement may be amended by the General Partner without the consent of the Limited Partners to set forth the designations, preferences or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of the holders of any additional Partnership Units and to issue additional Partnership Interests in accordance with Section 4.03; and

WHEREAS, the General Partner desires to establish a new series of Preferred Units, which shall be referred to as “Series A Preferred Units”, and to amend the Partnership Agreement, pursuant to, and in accordance with, the Partnership Agreement, for the purpose of setting forth the rights and preferences of the Series A Preferred Units.

NOW, THEREFORE, the General Partner has set forth in this Amendment and in the related Partnership Unit Designation to be attached to and made Exhibit SA to the Partnership Agreement the preferences and other rights, voting powers, restrictions, limitations as to payments, qualifications and terms and conditions of redemption of the Series A Preferred Units.

1. Terms of Series A Preferred Units.

(a) In making distributions pursuant to Article V of the Partnership Agreement and allocations pursuant to Article VI of the Partnership Agreement, the General Partner shall take into account the provisions of Exhibit SA.

2. Article XIII Amendments.

(a) Article XIII of the Partnership Agreement shall be amended by deleting the existing Section 13.02(a)(iv) and adding the following new Section 13.02(a)(iv):

“Fourth, to the holders of Series A Preferred Units, in accordance with the terms of Exhibit SA.”

(b) Article XIII of the Partnership Agreement shall be amended by adding the following new Section 13.02(a)(v):

“The balance, if any, to the Holders in amounts equal to their respective Capital Account balances, after giving effect to all contributions, distributions and allocations for all periods, including after giving effect to the distributions pursuant to Section 13.02(a)(iv).”

3. Exhibits. The Partnership Agreement is hereby supplemented by adding after Exhibit E-2 to the Partnership Agreement the following new Exhibit SA to the Partnership Agreement:

IN WITNESS WHEREOF, Gladstone Land Partners, LLC, as the sole general partner of the Partnership, has executed this Amendment as of the date first written above, and the Partnership Agreement is hereby amended by giving effect to the terms set forth herein as of such date.

GENERAL PARTNER:

Gladstone Land Partners, LLC

By:	Gladstone Land Corporation, its sole member

	By:	/s/ David J. Gladstone
	Name:	David J. Gladstone
	Title:	Chief Executive Officer

EXHIBIT SA

SERIES A PREFERRED UNITS

PARTNERSHIP UNIT DESIGNATION

Reference is made to the First Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) of Gladstone Land Limited Partnership, a Delaware limited partnership (the “Partnership”), of which this Partnership Unit Designation shall become a part.

Capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the Partnership Agreement. Section references are (unless otherwise specified) references to sections in this Partnership Unit Designation.

The General Partner has set forth in this Partnership Unit Designation the following description of the preferences and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of a class and series of Partnership Interests to be represented by Partnership Units which shall be referred to as the “Series A Preferred Units”:

1. Designation and Number. A series of Partnership Units in the Partnership, designated as the “Series A Preferred Units”, is hereby established. The number of Series A Preferred Units shall be 2,000,000.

2. Rank. Series A Preferred Units will, with respect to distribution rights and rights upon liquidation of the Partnership, rank (a) senior to the OP Units, and to all other classes and series of Units ranking junior to Series A Preferred Units with respect to distribution rights or rights upon liquidation of the Partnership; (b) on a parity with the Preferred Parity Units with respect to distribution rights and rights upon liquidation of the Partnership; (c) junior to all classes and series of Units issued by the Partnership, the terms of which specifically provide that such Units rank senior to Series A Preferred Units with respect to distribution rights and rights upon liquidation of the Partnership; and (d) junior to all existing and future indebtedness of the Partnership.

3. Voting. Holders of Series A Preferred Units shall not have any voting rights, except with respect to those matters required by law.

4. Nonliquidating Distributions. Except as otherwise provided in Sections 5 and 6 of this Partnership Unit Designation:

(a) Holders of Series A Preferred Units shall be entitled to receive, when and as authorized by the General Partner and declared by the Partnership out of funds of the Partnership legally available for payment, preferential cumulative cash distributions at the rate of 6.375% per annum of the $25.00 liquidation preference per Series A Preferred Unit, equal to a fixed annual amount of $1.59375 per Series A Preferred Unit; provided, however, that if the Parent fails to redeem or call for redemption all shares of 6.375% Series A Cumulative Term Preferred Stock of the Parent on September 30, 2021, the distribution rate on the Series A Preferred Units shall increase by 3.0% per Series A Preferred Unit per annum to 9.375% until such shares of 6.375% Series A Cumulative Term Preferred Stock of the Parent are redeemed or called for redemption. Distributions on the Series A Preferred Units shall be cumulative from (but excluding) the date of original issue and shall be payable monthly in arrears on or before the last day of each month, or if such day is not a Business Day, on the immediately succeeding Business Day or on such later date as designated by the Parent’s Board of Directors, with the same force and effect as if paid on such date. Any distribution payable on the Series A Preferred Units for any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear in the records of the Partnership at the close of business on the applicable record date, which shall be such date designated by the General Partner that is not more than 20 nor less than seven days prior to the applicable distribution payment date.

(b) No distribution on Series A Preferred Units shall be authorized by the General Partner or declared or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the General Partner, the Parent or the Partnership, including any agreement relating to the indebtedness of any of them, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c) Notwithstanding the foregoing, distributions on Series A Preferred Units will accrue whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions, whether or not such distributions are declared and whether or not such distributions are prohibited by agreement. Except as set forth in the next sentence, no distributions will be declared or paid or set apart for payment on Preferred Parity Units, OP Units or other Partnership Units ranking junior to Series A Preferred Units with respect to distribution rights or rights upon liquidation of the Partnership, for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on Series A Preferred Units for all past distribution periods and the then current distribution period. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Series A Preferred Units and other Preferred Parity Units, all distributions declared upon Series A Preferred Units and other Preferred Parity Units shall be declared pro rata so that the amount of distributions declared per Series A Preferred Unit and other Preferred Parity Unit shall in all cases bear to each other the same ratio that accumulated distributions per Series A Preferred Unit and other Preferred Parity Unit (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods with respect to any Preferred Parity Units that are not entitled to cumulative distributions) bear to each other.

(d) Except as provided in the immediately preceding paragraph, unless full cumulative distributions on Series A Preferred Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than in OP Units or other Partnership Units ranking junior to Series A Preferred Units with respect to distribution rights or rights upon liquidation of the Partnership) shall be declared or paid or set aside for payment upon any Preferred Parity Units, OP Units or other Partnership Units ranking junior to Series A Preferred Units with respect to distribution rights or rights upon liquidation of the Partnership, nor shall any Preferred Parity Units, OP Units or other Partnership Units ranking junior to Series A Preferred Units with respect to distribution rights or rights upon liquidation of the Partnership be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Partnership (except (i) by conversion into or exchange for OP Units or other Partnership Units ranking junior to Series A Preferred Units with respect to distribution rights and rights upon liquidation of the Partnership, (ii) in connection with the redemption, purchase or acquisition of equity securities under incentive, benefit or share purchase plans of the Parent for officers, directors or employees or others performing or providing similar services, or (iii) by other redemption, purchase or acquisition of such equity securities by the Parent for the purpose of preserving the Parent’s ability to qualify to be taxed as a REIT). Nothing in this paragraph shall be construed to prohibit the Parent from acquiring OP Units pursuant to Section 8.06(b) of the Partnership Agreement.

(e) Holders of Series A Preferred Units shall not be entitled to any distribution in excess of full cumulative distributions on Series A Preferred Units as provided above. Any distribution made on Series A Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such shares which remains payable. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series A Preferred Units which may be in arrears.

(f) In determining whether a distribution (other than upon voluntary or involuntary liquidation), redemption or other acquisition of the Partnership Units or otherwise is permitted under Delaware law, no effect shall be given to the amounts that would be needed, if the Partnership were to be liquidated at the time of the distribution, to satisfy the preferential rights upon distribution of holders of Partnership Units whose preferential rights are superior to those receiving the distribution.

(g) This Section 4 is intended to provide the Holder of a Series A Preferred Unit with the same entitlement to periodic distributions per Series A Preferred Unit as a holder of a share of 6.375% Series A Cumulative Term Preferred Stock of the Parent and shall be interpreted consistently therewith.

5. Liquidation Preference.

(a) Upon the liquidation of the Partnership, the holders of Series A Preferred Units are entitled to be paid out of the assets of the Partnership legally available for distribution to its Partners a liquidation preference equal to the sum of (i) $25.00 per Series A Preferred Unit, and (ii) an amount equal to all accumulated and unpaid distributions to but excluding the date of the redemption without interest, in cash or property at its fair market value as determined by the General Partner before any distribution of assets is made with respect to OP Units or other Partnership Units ranking junior to Series A Preferred Units with respect to distribution rights or rights upon liquidation of the Partnership.

(b) If upon any liquidation of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of Series A Preferred Units shall be insufficient to pay in full the preferential amount and liquidating payments on any other class or series of Preferred Parity Units, then such assets, or the proceeds thereof, shall be distributed among the holders of Series A Preferred Units and any such other Preferred Parity Units ratably in the same proportion as the respective amounts that would be payable on such Series A Preferred Units and any such other Preferred Parity Units if all amounts payable thereon were paid in full.

(c) Upon the liquidation of the Partnership, after payment shall have been made in full in respect of the Series A Preferred Units, the holders of Series A Preferred Units shall not be entitled to receive any further amounts in respect of Series A Preferred Units.

(d) None of a consolidation or merger of the Partnership with or into another entity, a merger of another entity with or into the Partnership, a sale, lease or conveyance of all or substantially all of the Partnership’s property shall be considered a liquidation of the affairs of the Partnership for purposes of this Section 5.

6. Conversion. Series A Preferred Units are not convertible into or exchangeable for any other securities or property.

7. Redemption. In the event that shares of 6.375% Series A Cumulative Term Preferred Stock of the Parent are redeemed for cash in accordance with the governing documents of the Parent, then, concurrently therewith, an equivalent number of Series A Preferred Units held by the Parent shall be automatically redeemed for the same amount of cash paid with respect to the redeemed shares of 6.375% Series A Cumulative Term Preferred Stock of Parent. Any such redemption of Series A Preferred Units will be effective at the same time as the redemption of the corresponding shares of 6.375% Series A Cumulative Term Preferred Stock of Parent.

8. No Maturity or Sinking Fund. The Series A Preferred Units have no maturity date. No sinking fund has been established for the retirement or redemption of Series A Preferred Units.